EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Laurel Capital Group, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-80798) on Form S-8 of Laurel Capital Group, Inc. of our report dated August 30, 2004, with respect to the consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2004, which report is incorporated by reference in the June 30, 2005 annual report on Form 10-K of Laurel Capital Group, Inc.
Pittsburgh, Pennsylvania
September 22, 2005